UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2016

SCRIPSAMERICA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54550	26-2598594
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1094 Main Avenue, Suite A , Clifton, NJ	07011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 957-7622

Corporate Office Centre Tysons II, 1650 Tysons Boulevard, Suite 1580, Tysons Corner VA 22102

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

See Item 8.01

8.01 Other Events. On February 23, 2016 (pursuant to Board of Directors approval of February 22, 2016), the Company entered into a Plan and Agreement of Recapitalization (“Plan”) with Development 72, LLC, the holder of all 2,990,252 shares of the Company’s Series A Preferred Stock (“Series A”). Under the Plan, retroactive to February 1, 2016, the Company will retire the Series A, initially to the extent of the capital applicable thereto ($1,043,000), in monthly payments of $65,097.44 commencing as of February 1, 2016, and thereafter, assuming the availability of surplus and the absence of solvency risks, at the same rate until a total of $1,439,339.86 shall have been paid. The total includes all accrued but unpaid dividends on the Series A.

The Company, in the event of any determination by its Board of Directors that either (i) a payment from surplus is required but surplus is not available, or (ii) a payment or payments poses a solvency risk, may defer any payment or payments until the reason for deferral has been resolved. The determination of the Company’s Board of Directors is binding on both parties to the Plan and deferral is not a default. Deferred payments shall accrue interest at the rate of 8% per annum simple interest. The total to be paid will be increased in the event of the accrual of interest due to deferral of any payment(s).

Pursuant to (i) the provisions of the Delaware General Corporation Law and (ii) the provisions of the designation of the Series A Preferred Stock contained in the Certificate of Incorporation as amended, the Series A and its designation shall be cancelled and the shares returned to the status of authorized, undesignated and unissued shares of preferred stock. The capital applicable to the Series A shall be cancelled. Pursuant to the Plan, the retirement shall occur upon the first payment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScripsAmerica, Inc

Date: February 26, 2016	By: /s/ Brian Ettinger
Brian Ettinger
Chief Executive Officer

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